DATED August 7, 2023

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-270934

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES K, FLOATING RATE NOTES DUE 2025

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series K, Floating Rate Notes Due 2025
Format:	SEC Registered-Registration Statement Number 333-270934
Trade Date:	August 7, 2023
Settlement Date (Original Issue Date):	August 11, 2023, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium Term Notes on any date prior to two business days before delivery will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	August 11, 2025
Principal Amount:	$350,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.150% (15.0 basis points)
All-in-price:	99.850%
Net Proceeds to Issuer:	$349,475,000
Interest Rate Basis (Benchmark):	Compounded SOFR (as defined in the Prospectus Supplement dated March 29, 2023)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+45.5 basis points (0.455%)
Interest Rate Calculation:	Compounded SOFR determined on Interest Determination Date plus the Spread
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded SOFR determined on November 9, 2023 plus the Spread, accruing from and including August 11, 2023 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Reset Periods and Dates:	Quarterly on the 11th of February, May, August and November of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days prior to each Interest Payment Date
Interest Payment Dates:	Interest will be paid quarterly on the 11th of February, May, August and November commencing November 11, 2023 and ending on the Maturity Date

Interest Period	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	BofA Securities, Inc. (23.33%)
Citigroup Global Markets Inc. (23.34%)
MUFG Securities Americas Inc. (23.33%)
Co-Managers:	BNP Paribas Securities Corp. (2.36%)
HSBC Securities (USA) Inc. (2.36%)
ING Financial Markets LLC (2.36%)
Lloyds Securities Inc. (2.36%)
TD Securities (USA) LLC (2.36%)
U.S. Bancorp Investments, Inc. (2.36%)
Commerz Markets LLC (1.81%)
Scotia Capital (USA) Inc. (1.67%)
Academy Securities, Inc. (1.53%)
Standard Chartered Bank (1.53%)
Wells Fargo Securities, LLC (1.53%)
SMBC Nikko Securities America, Inc. (1.39%)
ANZ Securities, Inc. (0.83%)
ICBC Standard Bank Plc (0.83%)
KBC Securities USA LLC (0.83%)
Santander US Capital Markets LLC (0.83%)
Mischler Financial Group, Inc. (0.69%)
Westpac Capital Markets LLC (0.69%)
BBVA Securities Inc. (0.56%)
BNY Mellon Capital Markets, LLC (0.56%)
Itau BBA USA Securities, Inc. (0.56%)

Billing and Delivery Agent:	MUFG Securities Americas Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913UAD2
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.
This term sheet supplements the prospectus supplement dated March 29, 2023 and the related prospectus dated March 29, 2023; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.

- 3 -